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                                                                   Exhibit 10.45

September 24, 2001

Mr. Mark L. Nelson, President
Polar Molecular Corporation
4600 S. Ulster Street, Suite 700
Denver, CO  80237

          RE:  Due Diligence Report - Update October 2001

Dear Mr. Nelson:

It is a pleasure to present this engagement letter with respect to our involvement in updating the independent due diligence and financial analysis of Polar Molecular Corporation ("Polar" or "the Company") that our firm originally presented in a report dated September 23, 1999 and then updated in a report dated September 2000. The purpose of the Houlihan Smith & Company, Inc. ("Houlihan") engagement will be to update the previously completed due diligence studies of Polar for significant business and financial developments.

Intended Use of Due Diligence Report - Update

We understand that our findings will be used by Polar, its officers and directors, and selected broker-dealers, Houlihan included, in connection with various market-making and securities offerings of debt and / or equity, including private placements and public offerings (the "Offerings").

Scope of Investigation

Our analysis for this update report will include, but not be limited to the following:

..    Review and background check of new Polar personnel;
..    Review of the Company's business strategy, contracts, pricing assumptions, market opportunities, competition, stage of development, etc.;
..    Review of the history of the Company;
..    Review of existing and proposed corporate structure of the Company;
..    Analysis of the industry in which the Company operates, overall growth potential, and an overview of the regulatory aspects of that industry;
..    Analysis of market prices and other relevant market data for any public companies engaged in similar businesses as the Company;
..    Detailed analysis of all significant business developments, including the execution of a Joint Marketing Agreement with TotalFinaElf;
..    Detailed analysis of financial projections;
..    Analysis of sales and marketing requirements of the Company;

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..    Summary of significant risk factors and business opportunities facing the
     Company;
..    Analysis of anticipated capital requirements;
..    Analysis of anticipated use of proceeds;
..    Analysis of current ownership;
..    Request for representation letters from Management;
..    Other such due diligence investigations deemed necessary in order to make reasonable attempts to verify the accuracy of disclosure concerning the Company securities in Offering memorandums;

The due diligence study and key findings ("Due Diligence Study Update October 2001" or "Update Report #2") will be documented in a report, with a file of due diligence documentation maintained in our offices for use by Polar or prospective broker-dealers, or investors. The purpose of the Update Report would be to provide summary financial, operational, market pricing, and other information to allow prospective investors to assess the investment opportunity and make their own opinions regarding the reasonableness of pricing. The Update Report, and any other documentation provided by Houlihan are intended solely for informational purposes and are not to be construed by any party as investment advice or an opinion as to the fairness of any proposed transaction.

The management of Polar will assist Houlihan by providing requested information on a timely basis, as well as cooperating in all aspects of Houlihan's background checks (by providing social security numbers and other requested information).

Fees and Compensation

The professional fees payable to Houlihan for preparation and completion of the Due Diligence Study Update September 2000 shall be a cash payment of $19,500 plus reimbursement of all out-of-pocket expenses. The professional fees shall be payable upon the completion of a minimum sale of Polar securities, regardless of type, of at least $2 million from the period beginning August 8, 2000. Out-of-pocket expenses will include, but not be limited to, all reasonable travel, telephone, background checks and verification, copying, printing, and research expenses directly incurred in connection herewith.

In addition to the above cash fees, as additional compensation for its services in preparing the Update Report, upon completion, Polar shall issue to Houlihan 250,000 warrants ("Warrants"). Such Warrants may be exercised by the holder five years following issuance at an exercise price equal to Polar's most recent financing. Warrants shall have piggyback registration rights and will be adjusted for new stock issuance and / or splits.

Indemnification of Houlihan by Polar

If Houlihan or any person associated with Houlihan becomes involved in any way in any legal or administrative proceeding related to the services performed hereunder or the report, the Company will indemnify, defend and hold Houlihan and any such person harmless from all damage and expenses (including reasonable attorney's fees and expenses and court costs) incurred in connection therewith, except to the extent that a court having jurisdiction shall have determined in a final judgment that such loss, claim, damage or liability resulted primarily from

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the gross negligence, bad faith, willful misfeasance, or reckless disregard of the obligations or duties of Houlihan hereunder.

Please indicate your approval and agreement to the scope and terms of our engagement by executing the enclosed copy of this letter and returning it to us promptly.

                                            Sincerely,
                                            Houlihan Smith & Company, Inc.


                                            /s/ Andrew D. Smith
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                                                Andrew D. Smith
                                                President


AGREED AND ACCEPTED this 25th day of September 2001:

Polar Molecular Corporation


/s/ Mark L. Nelson
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    Mr. Mark L. Nelson
    President